                                                                                        EXHIBIT 99-1

Company:	Investor Relations:	Media:
Kent Hellebust	Jim Blackman	Todd Barrish
Telanetix, Inc	PR Financial Marketing	Dukas PR
(206) 515-9160	(713) 256-0369	(212) 704-7385
khellebust@telanetix.com	jim@prfmonline.com	todd@dukaspr.com

Telanetix Continues Integration of Divisions

- Promotes Johnson to CEO -

- Szabo to Continue as Chairman -

- Hires Quinn as CFO -
- To Discuss on First Quarter 2008 Results and Second Quarter 2008 Outlook Call on May 16th -

Bellevue, WA, May 8, 2008 -- Telanetix Inc. (OTCBB: TNXI), a leading IP solutions provider offering telepresence and VoIP services to the SMB and SME markets, is integrating its video and voice and network divisions into the Bellevue, WA headquarters. The move is expected to create operational efficiencies through the rest of 2008. Concurrently, the company promoted Doug Johnson, 48, to Chief Executive Officer. Founder Tom Szabo, 47, will continue as Chairman of the Board. Paul Quinn, 48, has been hired as Chief Financial Officer.

“We are transitioning Telanetix from a development stage to a scalable operating company, and to that end, we have assembled a highly qualified and experienced management team to drive our business forward,” said Szabo. “Using a model we have created over time to successfully grow a number of companies, we acquired the voice and network division with the intent to install the best managers to lead the combined business. Since September 2007, Doug has led the voice and network division and demonstrated the talent and expertise to effectively grow our organization. He has proven to be the right choice to drive our next phase of revenue and gross profit growth while improving productivity throughout the operation to enhance profitability.”

“After an extensive search, we found Paul’s experience of more than 15 years in financial management and in public markets to fit our needs perfectly,” said Johnson. “As we are merging all of our financial reporting and operations, we believe Paul will better manage our finances and more importantly, contribute his strategic and financial experience to drive profitable revenue growth.”

Johnson joined the executive management team of AccessLine in 2000 as the Chief Operating O fficer. In September of 2002, the Board of Directors of AccessLine promoted him to President and Chief Executive Officer. Prior to joining AccessLine, Johnson was Vice President of the Advanced Services Group of AT&T Wireless, one of the largest wireless telecommunications companies in North America. In that role, he managed Wireless IP and Wireless Office services. Prior to this, he served as AT&T Wireless' North American Vice President for Global Markets, responsible for the company's top 3000 corporate accounts. Johnson's first AT&T Wireless assignment was as Vice President and General Manager for the Northwest Region. Previous to his roles with AT&T Wireless, Johnson worked at McCaw Cellular as the General Manager of the Florida District. Johnson began his career with Touche Ross (now Deloitte and Touche) as a CPA. Johnson is an honor graduate from Washington State University.

Prior to Telanetix, as CFO of Vidiator Technology, a 3G wireless software development company, Quinn provided strategic analysis and key reporting to understand current trends and provide catalyst for improvement in addition to financial responsibilities. From 2004 through 2005, he served as CFO of Dwango North America Corp., a wireless software development company. Quinn was responsible for SEC reporting, SOX compliance, establishing finance and administration after relocation of headquarters, and participated in capital raises. While CFO at N2H2, which was acquired by Secure Computing, from 2000 through 2003, Quinn helped orchestrate the financial turnaround and sale of the company. Quinn has a B.S.C. Finance from Santa Clara University and an M.B.A. Accounting Systems from Arizona State University.

Separately, Telanetix announced Rick Ono resigned as Chief Operating Officer. Szabo added, “The Telanetix team deeply appreciates the many contributions that Rick has made over the past years to Telanetix. We wish him every success in the future.”

Conference Call Information

Management will conduct a conference call at 8:00 am PST/11:00 am ET on May 16, 2008 to discuss the company’s first quarter 2008 and provide second quarter 2008 outlook. To access the call in the United States, dial 888-713-4217 and to dial-in internationally, dial 617-213-4869 and enter pass code 65733347. The call will also be broadcast live over the Internet and will be available for replay for 90 days at www.telanetix.com. A telephone replay will be available two hours after the call through May 20, 2008 by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers. All callers will need the following replay pass code: 24853243. Please contact Jim Blackman at_(713) 256-0369 for further information.

About Telanetix, Inc.

Telanetix is a leading IP solutions provider offering telepresence and advanced communication services to the SMB and SME markets. By leveraging on ubiquitous network infrastructures, Telanetix’s solutions meet the real-world communications demands of its customers. The company’s core technologies include a Telepresence offering, called Digital Presence™, designed to create fully immersive and interactive meeting environments that incorporate voice, video and data from multiple locations into a single environment; and IP enabled enhanced services that give companies flexible calling solutions at a fraction of the price of traditional telecom providers. Additional information can be found at the Telanetix corporate website, www.telanetix.com.

Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the company with the Securities and Exchange Commission. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The companies undertake no obligation to publicly release statements made to reflect events or circumstances after the date hereof.